Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of AP AL LLC (the “Company”), is entered into, effective as of October 29, 2008, by APX Alarm Security Solutions, Inc., as the sole equity member (the “Member”), and Lisa A. DeDonato, as the Special Member (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. Sections 18-101, et seq.), as amended from time to time (the “Act”), and the Member and the Special Member agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is AP AL LLC,

Section 2. Principal Business Office.

The principal business office of the Company shall be 5132 North 300 West, Provo, Utah 84604, or at such other location as may hereafter be determined by the Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is as set forth in item 4 on Schedule B hereto,

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is as set forth in item 5 on Schedule B hereto.

Section 5. Members.

(a) The mailing address of the Member is 5132 North 300 West, Provo, Utah 84604. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 9(j), the Member may act by written consent.

(c) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (1) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), each person acting as an Independent Director pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall preserve and continue the Company without dissolution. No

Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as an Independent Director pursuant to Section 10; provided, however, a Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. A Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company, In order to implement the admission to the Company of a Special Member, each person acting as an Independent Director pursuant to Section 10 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Director pursuant to Section 10 shall not be a member of the Company.

Section 6. Certificates.

The Person identified in item 6 on Schedule B hereto as the “Authorized Person” is hereby designated as the Authorized Person within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as the Authorized Person ceased, and the Member thereupon became the designated Authorized Person and shall continue as the designated Authorized Person within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Utah and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes. The purpose to be conducted or promoted by the Company shall be limited to the following activities:

(a) (i)	conducting the activities identified in item 7 on Schedule B hereto; and

(ii)

engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-referenced purposes; provided, however, notwithstanding anything contained herein to the contrary, the Company shall not engage in any business, and it shall have no purpose, unrelated to the above-referenced purposes and shall not acquire or own any assets other than those related to such above-referenced purposes and/or otherwise in furtherance of the purposes of the Company or other Persons, if any, identified in the above-referenced purposes.

(b) The Company and the Member, or any Director (other than an Independent Director) or Officer on behalf of the Company, may and are hereby authorized to enter into and perform the documents set forth in item 8 on Schedule B hereto all without any further act, vote or approval of any Member, Director, Officer or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Director or Officer to enter into other agreements on behalf of the Company.

Section 8. Powers.

Subject to Sections 9(j) and 10, the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its Purposes and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act. Notwithstanding the foregoing (or anything to the contrary contained in this Agreement), neither the Company, the Board of Directors, the Officers of the Company, nor the Member shall have any authority to perform any act in respect of the Company in violation of any applicable laws or regulations.

Section 9. Management.

(a) Board of Directors. Subject to Sections 9(j) and 10, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Member. Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10. The initial number of Directors shall be as set forth in item 9 on Schedule B hereto and the number of Independent Directors, serving pursuant to Section 10, shall be as set forth in item 9 on Schedule B hereto. Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal. Each Director shall execute and deliver the Directorship Agreement. Directors need not be a Member. The initial Directors designated by the Member are listed on Schedule D hereto.

(b) Powers. Subject to Sections 9(i) and 10, the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Board of Directors has the authority to bind the Company.

(c) Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each member of the Board by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the members of the Board.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the members of the Board shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the members of the Board present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the members of the Board present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be; provided, however, no such written consent of the Independent Directors shall be required for the validity of such action by the Board unless, pursuant to provisions of this Agreement, such action would be invalid in the absence of the affirmative vote or consent of such Independent Directors.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)	Committees of Directors.

(i)	The Board may, by resolution passed by a majority of the members of the Board, designate one or more committees, each committee to consist of one or more of the members of the Board of the Company., The Board may designate one or more members of the Board as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of’ the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)

Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 9(j) and 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required,

(g) Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i) Directors as Agents. To the extent of their powers set forth in this Agreement and subject to Section 9(j), the members of the Board are agents of the Company for the purpose of the Company’s business, and the actions of the members of the Board taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board, a Director may not bind the Company.

(j)	Limitations on the Company’s Activities.

Anything to the contrary herein notwithstanding, so long as any of the Obligations shall be outstanding, the Company shall abide by, observe and otherwise comply with the “Special Purpose Entity” covenants (the “SPE Provisions”) set forth in Exhibit A attached hereto and incorporated herein by reference as if set forth at length. In the event of a conflict between an SPE Provision and any other provision of this Agreement, such SPE Provision shall control.

Failure of the Company, or the Member or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

Section 10. Independent Directors.

So long as any of the Obligations are outstanding, the Member shall cause the Company at all times to have the number of Independent Directors specified in item 9 on Schedule B hereto who will be appointed by the Member and each of whose sole power and authority in their capacity as an Independent Director shall be to vote only on actions which, by the express terms of this Agreement, require the unanimous affirmative vote of 100% of the members of the Board of Directors. To the fullest extent permitted by law, including Section 181101(c) of the Act, an Independent Director shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in item

(L) on Exhibit A hereto. No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Directorship Agreement. In the event of a vacancy in the position of an Independent Director, the Member shall, as soon as practicable, appoint a successor Independent Director. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 10, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11. Officers.

The initial Officers of the Company shall be designated by the Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board shall choose a President, a Secretary and a Treasurer. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers of the Company designated by the Member are listed on Schedule E hereto.

(a) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b); (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(bl.

(b) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(c) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe,

(e) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(1), the actions of the Officers taken in accordance with such powers shall bind the Company.

(f) Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Special Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Director of the Company.

Section 13. Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule C hereto. In accordance with Section 5(c), a Special Member shall not be required to make any Capital Contributions to the Company.

Section 14. Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member or as otherwise provided by the Transaction Documents, To the extent that the Member makes an additional capital contribution to the Company, the Member may from time to time revise Schedule C of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and each Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and each Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member,

Section 16. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or any Transaction Document,

Section 17 Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board, The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. To the fullest extent permitted by applicable law, the Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18. Reports.

(a) Within 30 days after the end of each fiscal quarter, the Board shall cause to be prepared an unaudited report setting forth as of the end of such fiscal quarter:

(i)	unless such quarter is the last fiscal quarter, a balance sheet of the Company; and

(ii)	unless such quarter is the last fiscal quarter, an income statement of the Company for such fiscal quarter.

(b) The Board shall use diligent efforts to cause to be prepared and mailed to the Member, within 120 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

(1)	a balance sheet of the Company;

(ii)	an income statement of the Company for such fiscal year; and

(iii)	a statement of the Member’s capital account.

(c) The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 19. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member, a Special Member and any Affiliate of the Member or a Special Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Exculpation and Indemnification.

(a) Neither the Member nor any Special Member nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member or any Special Member (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and neither the Member nor any Special Member shall have personal liability on account thereof; and provided further, that so long as any of the Obligations are outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person bound by this Agreement for such Covered Person’s good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the Member and each Special Member to replace such other duties and liabilities of such Covered Person.

(f) Notwithstanding the foregoing provisions, to the fullest extent provided by law, any indemnification set forth herein or in any other agreement between the Company and any Covered Person shall be fully subordinate to the Obligations and shall not constitute a claim against the Company in the event that the Company’s cash flow is insufficient to pay its indebtedness, liabilities or obligations.

(g) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Assignments.

(a) The Member may assign in whole or in part its limited liability company interest in the Company, provided, however, that, so long as any of the Obligations shall be outstanding, any such assignment shall be subject to any restrictions contained in the Transaction Documents. Subject to Section 23, if the Member transfers all or part of its limited liability company interest in the Company pursuant to this Section 21, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

(b) Without limiting the provisions of Section 21(a), the Company hereby consents to the pledge by the Member of its limited liability company interests in the Company to the Administrative Agent for the benefit of the Lenders, and agrees that any such pledge may be foreclosed and sold at a foreclosure sale, or the pledged interest transferred to the Administrative Agent, the Lenders or their designees in lieu of foreclosure, and/or the other rights of the Administrative Agent under such pledge exercised, without the need for any consents, approvals or other action by the Company,

Section 22. Resignation.

So long as any of the Obligations are outstanding, the Member may not resign, except as permitted under the Transaction Documents. If the Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23. Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any of the Obligations is outstanding, no additional Member may be admitted to the Company pursuant to Sections 21, 22 or 23 except in accordance with the terms of the Transaction Documents.

Section 24. Dissolution.

(a) Subject to Section 9(j), the Company shall be dissolved, and its affairs shall be wound up only upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member, or the occurrence of an event that causes the Member or the Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member and each Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 26. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 29).

Section 27. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 20, 21, 22, 23, 24, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Director, in accordance with its terms. In addition, the Independent Director shall be an intended beneficiary of this Agreement.

Section 30. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31. Amendments.

This Agreement may be modified, altered, supplemented, amended or repealed pursuant to a written agreement executed by the Member; provided, however, that so long as any Obligation shall be outstanding, the Member shall not amend, alter, change or repeal the definition of “Independent Director” or Sections 5(c), 7, 8, 9, 10, 16, 20(f), the second proviso of 20(b), or 21, 22, 23, 24, 25, 26, 29, 31 of this Agreement without the written consent of the Independent Director except: (i) to cure any ambiguity so long as any such cure is (x) unrelated to the SPE Provisions and (y) not inconsistent with the SPE Provisions and the Transaction Documents or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the Transaction Documents.

Section 32. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 3.3. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address set forth in Schedule B hereto, (b) in the case of the Member, to the Member at its address as listed in Section 5 of this Agreement and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34. Effectiveness.

Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on the date set forth on Schedule B hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date the Company’s Certificate of Formation was filed.

MEMBER:

APX Alarm Security Solutions, Inc.

By:	/s/ Todd Pedersen

SPECIAL MEMBER:

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date the Company’s Certificate of Formation was filed

MEMBER:

APX Alarm Security Solutions, Inc.

By:

SPECIAL MEMBER:

/s/ Lisa A. DeDonato
Lisa A. DeDonato

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“2008 First Step Pool Assignment” means the Pool Assignment to be dated as of a date in December 2008 from Seller to Company.

“2008 First Step Pool Supplement” means the Pool Supplement to be dated as of a date in December 2008 between Seller and Company.

“2008 Second Step Pool Assignment” means the Pool Assignment to be dated as of a date in December 2008 from Company to Buyer.

“2008 Second Step Pool Supplement” means the Pool Supplement to be dated as of a date in December 2008 between Company and Buyer.

“Act” has the meaning set forth in the preamble to this Agreement,

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by under common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Alarm Account” has the meaning assigned to that term in the Purchase Agreement. “Assets” has the meaning assigned to that term in the Purchase Agreement.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief; in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated,. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bask Documents” means this Agreement, the Directorship Agreement, and the Transaction Documents and each of the other instruments, agreements and documents to be executed and delivered in connection with the transactions contemplated thereby.

“Board” or “Board of Directors” means the board of directors of the Company; provided, however, that the “Board” or “Board of Directors” shall only include an Independent Director in connection with actions which, by the express terms of this Agreement, require the unanimous affirmative vote of 100% of the members of the Board of Directors.

“Buyer” has the meaning assigned to that term in the Purchase Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on the date set forth on Schedule B attached hereto, as amended or amended and restated from time to time.

“Code” means the Uniform Commercial Code from time to time in effect in the State of Delaware,

“Collections” has the meaning assigned to that term in the Purchase Agreement. “Company” means AP AL LLC, a Delaware limited liability company.

“Control”, “Controlled”, or “Controlling” shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the members or (y) the Company or beneficial interests of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the managing member(s) or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Custodial Agreement” means the Amended and Restated Custodial Agreement to be entered into among U.S. Bank National Association, as custodian, Seller, as seller and servicer, SPE, and Buyer, as owner

“Directors” mean the Persons elected to the Board of Directors from time to time by the Member, including the Independent Director, in their capacity as managers of the Company. Each Director is hereby designated a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Directorship Agreement” means the agreement of the Directors in the form attached hereto as Schedule F. The Directorship Agreement shall be deemed incorporated into, and a part of, this Agreement,

“First Step Purchase Agreement” means the First Step Alarm Account Purchase and Sale Agreement, to be entered into between the Seller and Company, or their lawful assigns, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Independent Director” means a natural person who, shall not have been at any time during the preceding five years or at the time of such individual’s appointment and shall not thereafter become while serving as Independent Director (except pursuant to Section 5(c) which provides for each Independent Director to become a Special Member) (i) a shareholder/partner/member of, or an officer, consultant or employee of, the Company or any member, subsidiary or Affiliate of the Company, (ii) a customer of, or supplier to, the Company or any of its members, subsidiaries or Affiliates, (iii) a Person who Controls any such member, supplier or customer, or (iv) a member of the immediate family of any such shareholder/director/partner/member, officer, employee, supplier or customer or of any director of the Company (other than as an Independent Director).

“Member” means APX Alarm Security Solutions, Inc., a Utah corporation, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company,

“Officer” means an officer of the Company described in Section 11.

“Obligations” mean the indebtedness, liabilities and obligations of the Company under or in connection with the Transaction Documents or any related document in effect as of any date of determination.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority,

“Purchase Agreement” means the First Step Purchase Agreement and the Second Step Purchase Agreement.

“Second Step Purchase Agreement” means the Second Step Alarm Account Purchase and Sale Agreement to be entered into between SPE and the Buyer, or their lawful assigns, as the same may be amended, modified or supplemented from time to time in accordance with its terms,

“Servicer” has the meaning assigned to that term in the Purchase Agreement. “Seller” means APX Alarm Security Solutions, Inc., a Utah corporation.

“Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to Section 5(c), a Person acting as an Independent Director, in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Transaction Documents” means the First Step Purchase Agreement, the Second Step Purchase Agreement, the Custodial Agreement, the 2008 First Step Pool Supplement, the 2008 First Step Pool Assignment, the 2008 Second Step Pool Supplement, the 2008 Second Step Pool Assignment, each other Pool Supplement and Pool Assignment and each of the other instruments, agreements and documents to be executed and delivered in connection with the transactions contemplated by any of the foregoing.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

C.	Undefined Terms

Any Capitalized term used in the Agreement and not defined therein or herein shall have the meaning ascribed to it in the Transaction Documents,

SCHEDULE B

1. The Company

The name of the limited liability company formed hereby is AP AL LLC (the “Company”),

2. Certificate of Formation Filing Date

The Company’s Certificate of Formation was filed with the Office of the Delaware Secretary of State on October 29, 2008.

3. Principal Business Office of the Company,

5132 North 300

West Provo, Utah 84604

4. Registered Office

Corporation Trust Center 1209

Orange Street Wilmington, DE 19801 New Castle County

5. Registered Agent

The Corporation Trust Company

6. Authorized Person

Shaun S. Fleming is the Authorized Person pursuant to Section 6 of the Agreement,

7. Purposes

The purpose of the Company is to engage in the following activities;

(i) purchasing or otherwise acquiring from Seller, owning, holding, granting security interests or selling Alarm Accounts and other related Assets;

(ii) entering into agreements for the selling and servicing of Alarm Accounts and other related Assets;

(iii) Conducting such other activities as are necessary or appropriate to carry out in connection with the foregoing activities.

8. Documents the Company, the Member, or any Director or Officer on behalf of the Company, may and are authorized to enter into and perform:

(i)	the Basic Documents; and

(ii)	all documents, agreements, certificates, or financing statements contemplated thereby or related thereto.

9. Directors

The initial number of Directors of the Company shall be four (4). So long as any of the Obligations are outstanding, there shall be one (1) Independent Director on the Board.

10. Limitation of the Company’s Activities

The Company shall not have the authority to perform any act in violation of any (a) applicable laws or regulations or (b) any agreement with Buyer.

SCHEDULE C

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
APX Alarm Security Solutions, Inc,	5132 North 300 West Provo, Utah 84604	$100.00	100%

SCHEDULE D

DIRECTORS

Initial Directors Designated by the Member

1.	Todd Pedersen

2.	Keith Nellesen

3.	Shawn M. Brenchley

3.	Lisa A. DeDonato, Independent Director

Schedule D

SCHEDULE E

OFFICERS	TITLE
Keith Nellesen	President
Shawn M. Brenchley	Treasurer
Nathan B. Wilcox	Secretary

SCHEDULE F

Directorship Agreement

December 2008

AP AL LLC

5132 North 300 West

Provo, Utah 84604

Re: Directorship Agreement- AP AL LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as directors of AP AL LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated effective as of October 29, 2008, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. So long as any of the Obligations is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3. THIS DIRECTORSHIP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS,

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement,

This Directorship Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Directorship Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Directorship Agreement as of the day and year first above written.

Todd Pedersen

Keith Nellesen

Shawn M. Brenchlev

Lisa A. DeDonato

EXHIBIT A

SPECIAL PURPOSE ENTITY PROVISIONS

For so long as any of the Obligations are outstanding, the Company will:

(A)	maintain financial and business records that accurately reflect its assets, liabilities and financial affairs, separate and apart from the records of the Member, except that the Servicer will maintain books and records pertaining to the Company’s Alarm Contracts;

(B)	not commingle its own assets and liabilities with those of the Member;

(C)	properly record in its books and records all transactions with the Member and enter into such transactions on terms and conditions consistent with those of an arm’s length transaction;

(D)	hold itself out to the public as a distinct entity separate from the Member, not hold out its assets as being available to satisfy the obligations of others and correct any known misunderstanding regarding its status as a separate entity;

(E)	adhere to appropriate limited liability company formalities as required under the laws of its jurisdiction of formation, this Agreement and its Certificate of Formation;

(F)	have an Independent Director whose consent will be required in order for the Company to (i) file, consent to the filing of, or join in any filing of a petition for relief, or otherwise seeking protection from, creditors under the Bankruptcy Code or other insolvency law; (ii) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets; or (iii) engage in any business activity other than the limited purposes specified in its operational/organizational documents; or (iv) amend the purpose clause of its operational/organizational documents or any provision of its operational/organizational documents addressing the matters specified in the foregoing clauses (i), and (ii) and (iii);

(G)	pay its own operating expenses and liabilities out of its own funds;

(H)	pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operation;

(I)	not guarantee or become obligated for the debts of the Seller or hold out its credit as being available to satisfy the obligations of the Seller or pledge its assets for the benefit of the Member or make any loans or advances to the Member (except as provided in the Transaction Documents);

(J)	allocate fairly and reasonably any overhead for shared office space among itself, the Member and the Servicer;

(K)	maintain adequate capital in light of its contemplated business operations; and

(L)	not, without the prior unanimous written consent or unanimous affirmative vote of its Board of Directors (including its Independent Director) (i) file, consent to the filing of, or, join in any filing of a petition for relief, or otherwise seeking protection from, creditors under the Bankruptcy Code or other insolvency law; (ii) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets; or (iii) engage in any business activity other than the limited purposes specified in this Agreement,